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                                                                     EXHIBIT 3.1


                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                             DIGITAL RECORDERS, INC.

         The undersigned Corporation hereby executes these Articles of Amendment for the purpose of amending its Articles of Incorporation.

         1.       The name of the Corporation is Digital Recorders, Inc.

         2. The Certificate of Designation attached as Exhibit A was adopted by the Board of Directors in the manner prescribed by law and is an amendment to the Articles of Incorporation of the Corporation.

         3. The date of the adoption of these Articles of Amendment by the Board of Directors was June 2, 2003.

         4. These Articles of Amendment do not effect an exchange, reclassification or cancellation of issued shares of the Corporation.

         Dated this 4th day of June, 2003.

                                              DIGITAL RECORDERS, INC.



                                              /s/ David L. Turney
                                              ----------------------------------
                                              David L. Turney, President












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                           CERTIFICATE OF DESIGNATION
                                       OF
            SERIES E REDEEMABLE NONVOTING CONVERTIBLE PREFERRED STOCK
                                       OF
                             DIGITAL RECORDERS, INC.


         Digital Recorders, Inc., a corporation organized and existing under the Business Corporation Act of the State of North Carolina (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 55-6-02 of the Business Corporation Act at a meeting duly called and held on June 2, 2003;

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Articles of Incorporation of the Corporation ("Articles of Incorporation"), the Board of Directors hereby create a series of Preferred Stock, par value $.10 per share (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

         Section 1. Designation and Amount. The shares of this series shall be designated as "Series E Redeemable Nonvoting Convertible Preferred Stock" (the "Series E Preferred Stock") and the number of shares constituting the Series E Preferred Stock shall be 500 shares. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series E Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series E Preferred Stock.

         Section 2. Dividends and Distributions. The holders of shares of Series E Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors of the Corporation, consistent with applicable law, dividends which shall accrue quarterly at an annual rate of seven percent (7%). Dividends shall accrue as of March 31st, June 30th, September 30th, and December 31st of each year. Dividends shall be cumulative if not paid when and as they accrue. The Series E Preferred Stock shall rank prior and superior to the Series AAA Preferred Stock with respect to the payment of dividends.



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                           In the event any shares of Series E Preferred Stock
                           are issued during any calendar quarter or are redeemed by the Corporation during any calendar quarter, the accrued dividends shall be prorated in proportion to the number of days during that calendar year during which such shares were outstanding. All accrued but unpaid dividends shall be paid upon redemption of the shares of Series E Preferred Stock.

         Section 3. Voting Rights. Except as is required by applicable law, the holders of Series E Preferred Stock shall not be entitled to vote.

         Section 4.        Liquidation.

                  (a) The Liquidation Preference for the Series E Preferred Stock shall equal Five Thousand Dollars ($5,000.00) per share, plus all accrued but unpaid dividends. The Series E Preferred Stock shall rank prior and superior to the Series AAA Preferred Stock with respect to payments upon liquidation, dissolution and winding up.

                  (2) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (collectively, a "Liquidating Event"), the Corporation shall pay or make adequate provision for the payment of all indebtedness and other obligations of the Corporation. Thereafter, the remaining assets of the Corporation shall be used to pay, prior to any distribution of any of the assets of the Corporation, to the holders of the Common Stock by reason of the ownership thereof, an amount equal to the Liquidation Preference per share of the Preferred Stock set forth by the Board of Directors in priority fixed by the Board of Directors, plus an amount equal to accrued and unpaid dividends on such shares, if any.

                  (3) After all such Liquidation Preferences shall have been paid in full to each holder of Preferred Stock (including accrued but unpaid dividends), each holder of Common Stock shall be entitled to be paid from the remaining assets of the Corporation an amount equal to the cash purchase price per share paid to the Corporation for such stock, plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon.

                  (4) Any assets of the Corporation remaining after the payments specified in paragraphs (b) and (c) above shall be distributed with respect to the outstanding shares of Common Stock.



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                  (5)      If upon any Liquidating Event, the assets of the
                           Corporation shall be insufficient to pay all the holders of any class or series of capital stock the full amount to which they are entitled pursuant to this Section 3, then the following rules shall apply:
                           (i) each holder of shares of the class or series shall be paid his pro rata share, which shall equal the product determined by multiplying the aggregate amount to be paid to all holders of that class or series by a fraction (x) whose numerator equals the number of shares of that class or series owned by the shareholder, and (y) whose denominator equals the number of issued and outstanding shares of that class or series, and (ii) in any case in which the owner of two or more series or classes of capital stock shall have equal priority to any distribution, each holder shall be paid his pro rata share, which shall equal the product determined by multiplying the aggregate amount available for payment to all holders of the series or classes with equal priority, by a fraction
                           (x) whose numerator equals the amount such shareholder would receive if the Corporation had adequate funds to pay the Liquidation Preferences of the shares of the series or classes having equal priorities owned by the shareholder, and (y) whose denominator equals the aggregate Liquidation Preferences of all issued and outstanding shares of the series or classes having equal priorities.

                  (6) For the purposes of this Section 4, any merger or consolidation of the Corporation into or with any other corporation or entity, or a sale, conveyance, mortgage, transfer, license, pledge, lease or other disposition of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation unless the shareholders of the Corporation immediately prior thereto shall, immediately thereafter, hold as a group the right to cast at least a majority of the votes of all holders of voting securities of the resulting or surviving corporation or entity on any matter on which any such holders of voting securities shall be entitled to vote.

                  (7) For purposes of this Section 4, if any asset distributed to shareholders upon liquidation of the Corporation consists of property other than cash, the amount of such distribution shall be deemed to be the fair market value thereof at the time of such distribution, as determined in good faith by the Board of Directors of the Corporation.

                  (8) Written notice of any Liquidation Event stating a payment date, the place where such payment shall be made, the amount of each payment in liquidation and the amount of accrued dividends to be paid, shall be given by first class mail, postage prepaid, not less than ten (10) days prior to the payment date stated therein, to each shareholder of record (whether or not





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                           the shareholder is to receive any payment) at such
                           shareholder's address as shown in the records of the Corporation.

         Section 5. Redemption.

                  (a) The Corporation may redeem shares of its Series E Preferred Stock at any one or more time(s) in its sole discretion. All optional redemptions shall be conducted on a pro rata basis in accordance with the provisions of paragraph (f) below.

                  (2) Subject to paragraph (c) below, each share of issued and outstanding Series E Preferred Stock shall be redeemed by the sole option of the Corporation, upon it providing the holders of such shares to be redeemed written notice of the number of shares to be redeemed, the redemption price and the redemption date in accordance with paragraph (g) below. Notwithstanding the ten (10) day notice prescribed by paragraph (f), 30 days' notice shall be given with respect to any optional redemption of the Series E Preferred Stock.

                  (3) Shares of Series E Preferred Stock are not redeemable at the option of the holders of such shares.

                  (4) The redemption price to be paid by the Corporation for any shares of Series E Preferred Stock shall equal the Liquidation Preferences for those shares (including accrued but unpaid dividends).

                  (5) If the assets of the Corporation shall be insufficient to pay all the holders of any class or series of capital stock the full amount to which they are entitled upon mandatory redemption pursuant to this Section, then the following rules shall apply:
                           (i) each holder of shares of the class or series shall be paid his pro rata share, which shall equal the product determined by multiplying the aggregate amount to be paid to all holders of that class or series by a fraction (x) whose numerator equals the number of shares of that class or series owned by the shareholder, and (y) whose denominator equals the number of issued and outstanding shares of that class or series, and (ii) in any case in which the owners of two or more series or classes of capital stock shall have equal to any distribution, each holder shall be paid his pro rata share, which shall equal the product determined by multiplying the aggregate amount available for payment to all holders of the series or classes with equal priority, by a fraction
                           (x) whose numerator equals the amount such shareholder would receive if the Corporation had adequate funds to pay the redemption prices of the shares of the series or classes having equal priorities owned by the shareholder, and (y) whose



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                           denominator equals the aggregate of all issued and
                           outstanding shares of the series or classes having equal priorities.

                  (6) At least ten (10) days prior to any optional or mandatory redemption, the Corporation will provide to the holders of shares to be redeemed written notice (the "Redemption Notice") of the number of shares to be redeemed (the "Redemption Shares"), the redemption price and the redemption date (the "Redemption Date"). Such notice shall be sent to the address for each shareholder on the records of the Corporation. Upon receipt of any Redemption Notice holders of Series E Preferred Stock shall send to the Corporation stock certificate(s) duly endorsed for transfer representing the Redemption Shares as provided in the Redemption Notice for receipt by the Corporation on or before the Redemption Date. Upon receipt of stock certificate(s) representing the Redemption Shares endorsed as provided above (but not prior to the Redemption Date), the Corporation will send to the holders of the Redemption Shares payment for the redemption price as stated in the Redemption Notice, and if not all the shares represented by the stock certificate(s) provided to the Corporation are to be redeemed, stock certificate(s) representing the shares that have not been redeemed.

                           The Corporation shall have no obligation to make any payment for Redemption Shares until the owner of the Redemption Shares complies in full with the procedures set forth above. Notwithstanding failure by any shareholder to comply with the procedure set forth above and the consequent failure by the Corporation to pay the redemption price for the Redemption Shares, the Redemption Shares shall, from and after the Redemption Date stated in the Redemption Notice, cease to be issued and outstanding shares of capital stock of the Corporation and the former owner shall not be entitled to vote, receive dividends or exercise any other rights of a shareholder on account of the Redemption Shares. From and after the Redemption Date the sole obligation of the Corporation on account of the Redemption Shares shall be to pay the redemption price stated in the Redemption Notice without interest of any kind for late payment.

         Section 6. Conversion of Series E Preferred Stock. Each holder of shares of Series E Preferred Stock shall have the right to convert all or any portion of such shares as such holder desires to convert, at any time and from time to time, into shares of the Common Stock of the Corporation as follows:

                           (2) Optional Conversion. Subject to and in compliance with the provisions of this
                                    Section 6, any or all shares of the Series E
                                    Preferred Stock, at the option of the
                                    holder, may be converted at




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                                    any time or from time to time into fully
                                    paid and nonassessable shares (calculated as to each conversion to the largest whole share) of Common Stock at a Conversion Price of $3.00 per share.

                           (3) Mechanics of Conversion. Before any holder of Series E Preferred Stock shall be entitled to convert the same into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed for transfer, at the office of the Corporation or any transfer agent of the Corporation and shall give written notice to the Corporation at such office that he elects to convert the same, such notice to state the name or names and addresses to which certificates for Common Stock will be issued. No fractional shares of Common Stock shall be issued upon conversion of Series E Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series E Preferred Stock, or to a third party such holder may designate in writing, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and, a check payable to the holder in the amount of any cash amounts payable as the result of conversion into fractional shares of Common Stock plus declared but unpaid dividends, and if less than all the shares of the Series E Preferred Stock represented by such certificates are converted, a certificate representing the shares of Series E Preferred Stock not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series E Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (c)      Adjustments to Conversion Price.

                           (1) Adjustments for Subdivisions, Common Stock Dividends, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided or increased by stock split or stock dividend, into a greater number of shares of Common Stock, the Conversion Price then in effect shall concurrently with the effectiveness of such subdivision or payment of such stock dividend, be proportionately decreased. In the event




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                                    the outstanding shares of Common Stock shall
                                    be combined or consolidated, by
                                    reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                           (2) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series E Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination or shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series E Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock, equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series E Preferred Stock immediately before that change.

                  (4) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series E Preferred Stock a certificate setting forth such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series E Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series E Preferred Stock.

                  (5) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action (other than actions taken in good faith), avoid the observance or performance of any of the terms to be observed or




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                           performed hereunder by the Corporation but will at
                           all times in good faith assist in carrying out all the provisions of this Section 6 and in taking all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series E Preferred Stock against impairment.

                  (6) Reservation of Common Stock. The Corporation shall, at all times when the Series E Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series E Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series E Preferred Stock.

                  (7) No Adjustment. Upon any voluntary conversion of the Series E Preferred Stock no adjustment to the conversion rights shall be made for declared but unpaid dividends on the Series E Preferred Stock surrendered for conversion or on the Common Stock delivered.

                  (8) Cancellation of Series E Preferred Stock. All shares of the Series E Preferred Stock, which shall have been surrendered for conversion as herein provided, shall no longer be deemed to be outstanding. Any shares of the Series E Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series E Preferred stock accordingly.